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                                                                      EXHIBIT 3A

                            CERTIFICATE OF AMENDMENT
                                       OF
                       RESTATED ARTICLES OF INCORPORATION
                                       OF
                                 FURON COMPANY



                 Monty A. Houdeshell and Donald D. Bradley certify that:

                 1. They are a Vice President and the Secretary, respectively, of Furon Company, a California corporation (the "Corporation").

                 2. Article FIFTH of the Restated Articles of Incorporation of the Corporation is amended to read in its entirety as follows:

         FIFTH: The Corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is 2,000,000 and said shares are without par value and the number of shares of Common Stock authorized to be issued is 30,000,000 and said shares are without par value.

                 The Preferred Stock may be divided into and issued in such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series of Preferred Stock, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

                 Upon amendment of this Article FIFTH to read as herein set forth, each outstanding share of Common Stock is split and changed into two (2) shares of Common Stock.

                 3. The foregoing amendment of the Restated Articles of Incorporation has been duly approved by the Board of Directors of the Corporation.

                 4. The Corporation has only Common Stock outstanding. Pursuant to Section 902(c) of the California General Corporation Law, the foregoing amendment effecting a stock split (including an increase in the authorized number of shares in proportion thereto) may be adopted with approval by the Board of Directors alone.

                 We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

           IN WITNESS WHEREOF, the undersigned have executed this Certificate of
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Amendment on December 1, 1997.



                                                By:  /s/ Monty A. Houdeshell
                                                   ----------------------------
                                                     Monty A. Houdeshell
                                                     Vice President



                                                By:  /s/ Donald D. Bradley
                                                   ----------------------------
                                                     Donald D. Bradley
                                                     Secretary